Exhibit 99.23

Section D “The Government’s Detailed Financial Framework” from “Budget 2016-2017 – The Québec Economic Plan – March 2016”, March 17, 2016

Section D

THE GOVERNMENT’S DETAILED FINANCIAL FRAMEWORK

Introduction				D.3
1.	Change in consolidated revenue and expenditure			D.5
	1.1	Change in the budgetary balance		D.5
	1.2	Change in consolidated revenue		D.7
		1.2.1	Consolidated own-source revenue excluding government enterprises	D.8
		1.2.2	Revenue from government enterprises	D.12
		1.2.3	Revenues from federal transfers	D.13
	1.3	Change in consolidated expenditure		D.15
		1.3.1	Expenditure excluding debt service	D.16
		1.3.2	Consolidated debt service	D.18
2.	Financial framework by sector			D.21
	2.1	General fund		D.24
	2.2	Special funds		D.26
	2.3	Specified purpose accounts		D.31
	2.4	Non-budget-funded bodies		D.32
	2.5	Health and social services and education networks		D.35
	2.6	Tax-funded expenditures		D.36
3.	Net financial requirements			D.37
APPENDIX 1: Sensitivity analysis of economic variables				D.41
APPENDIX 2: Consolidated revenue and expenditure by departmental portfolio				D.45
APPENDIX 3: Allocation of revenue from consumption taxes and natural resources				D.61
APPENDIX 4: Detailed consolidated financial framework				D.67

D.1

INTRODUCTION

This section of The Québec Economic Plan presents the government’s detailed financial framework for 2015-2016 to 2017-2018.1 The information provided concerns:

—	the detailed change in consolidated revenue and expenditure, as well as adjustments made since Budget 2015-2016;

—

the change in the financial framework for each of the reporting entity’s sectoral components, particularly the general fund, special funds, specified purpose accounts, non-budget-funded bodies and the health and social services and education networks.

The five-year financial framework, i.e. the government’s financial forecasts up to 2020-2021, is presented in Section A of this document.

Change to the presentation of Generations Fund revenue

When the Generations Fund was established in 2006, the presentation of budgetary information was centred on the revenue and expenditure of the general fund. Presenting the revenue of the Generations Fund separately made it possible to more easily assess all of the revenues tha.t were dedicated to the fund.

However, in 2016, given the many revenue sources dedicated to the Generations Fund, this presentation complicates the explanation of the change in own-source revenue provided in the budget documents.

To make it easier to understand and analyze the change in the government’s consolidated revenue, Generations Fund revenue will henceforth be broken down by revenue source instead of being grouped under a single heading.

–	For example, the specific tax on alcoholic beverages dedicated to the Generations Fund, which used to be entered in “Generations Fund revenue,” is now entered in “Consumption taxes.”

However, deposits of dedicated revenues in the Generations Fund provided for by the Balanced Budget Act are still presented separately in the financial framework.

____________________

[1]	Throughout this section, the budgetary data for 2015-2016 and subsequent years are forecasts.

D.3

1.	CHANGE IN CONSOLIDATED REVENUE AND EXPENDITURE

1.1	Change in the budgetary balance

The government’s consolidated financial framework shows a balanced budget in 2015-2016 and the maintenance of a balanced budget thereafter.

Expenditure will grow at a rate below that of revenue.

—	In 2016-2017, consolidated revenue will grow by 3.2%, exceeding the growth rate of consolidated expenditure, i.e. 2.5%.

—	Growth in consolidated revenue will amount to 2.7% in 2017-2018 and that of expenditure, 2.3%.

The financial framework remains balanced while dedicated revenues continue to be deposited in the Generations Fund. These deposits will total $2.0 billion in 2016-2017 and $2.5 billion in 2017-2018.

TABLE D.1

Consolidated summary financial framework – Budget 2016-2017
(millions of dollars)

	2015-2016	2016-2017	2017-2018
Own-source revenue	80 331	82 386	84 566
% change	3.8	2.6	2.6
Federal transfers	19 089	20 180	20 759
% change	3.0	5.7	2.9
Consolidated revenue	99 420	102 566	105 325
% change	3.6	3.2	2.7
Expenditure	−87 634	−89 720	−91 906
% change	2.5	2.4	2.4
Debt service	−10 055	−10 418	−10 515
% change	−2.1	3.6	0.9
Consolidated expenditure	−97 689	−100 138	−102 421
% change	2.0	2.5	2.3
Contingency reserve	−300	−400	−400
SURPLUS (DEFICIT)	1 431	2 028	2 504
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	−1 431	−2 028	−2 504
BUDGETARY BALANCE(1)	—	—	—

(1)	Budgetary balance within the meaning of the Balanced Budget Act.

D.5

[ ]	Adjustments for 2015-2016 to the financial framework since Budget 2015-2016

Overall, the adjustments to the financial framework since Budget 2015-2016 leave the balance unchanged, thus maintaining budgetary balance.

—

Adjustments related to the economic situation leave the budgetary situation unchanged. These adjustments stem from a shortfall of $390 million in consolidated revenue and a $413-million reduction in consolidated expenditure, which can be explained, in particular, by a downward adjustment in debt service.

—

In addition, the adjustments attributable mainly to consolidated entities make it possible overall to offset the adjustments related to the economic situation and to introduce a contingency reserve of $300 million.

TABLE D.2

Adjustments for 2015-2016 to the financial framework since Budget 2015-2016
(millions of dollars)

	2015-2016
	Adjustments
	related to	Other
	the economy	adjustments	Total
BUDGETARY BALANCE(1) – BUDGET 2015-2016			—
Consolidated revenue
Own-source revenue excluding government enterprises
General fund	−254	—	−254
Consolidated entities	144	−274	−130
Government enterprises	6	−7	−1
Own-source revenue	−104	−281	−385
Federal transfers	−286	−69	−355
Total consolidated revenue	−390	−350	−740
Consolidated expenditure
Expenditure excluding debt service
Program spending	—	—	—
Consolidated entities	101	356	457
Debt service	312	116	428
Total consolidated expenditure	413	472	885
Contingency reserve	—	−300	−300
Deposits of dedicated revenues in the Generations Fund	—	155	155
TOTAL	23	−23	—
BUDGETARY BALANCE(1) – BUDGET 2016-2017			—

(1)	Budgetary balance within the meaning of the Balanced Budget Act.

D.6

1.2	Change in consolidated revenue

This section presents the updated consolidated revenue of the government and the change in this revenue for 2015-2016 to 2017-2018.

The government’s revenue will total $99.4 billion in 2015-2016, i.e. $80.3 billion in own-source revenue and $19.1 billion in revenue from federal transfers.

—	Consolidated revenue is adjusted downward by $740 million compared with the forecast in Budget 2015-2016.

Revenue is expected to grow by 3.6% in 2015-2016, 3.2% in 2016-2017 and 2.7% in 2017-2018.

TABLE D.3

Change in consolidated revenue
(millions of dollars)

	Budget 2015-2016		Budget 2016-2017
	2015-2016	Adjustments	2015-2016	2016-2017	2017-2018
Own-source revenue
Own-source revenue excluding government enterprises	75 754	−384	75 370	77 536	79 600
% change	5.3		4.7	2.9	2.7
Government enterprises	4 962	−1	4 961	4 850	4 966
% change	−7.0		−8.2	−2.2	2.4
Subtotal	80 716	−385	80 331	82 386	84 566
% change	4.4		3.8	2.6	2.6
Federal transfers	19 444	−355	19 089	20 180	20 759
% change	3.9		3.0	5.7	2.9
TOTAL	100 160	−740	99 420	102 566	105 325
% change	4.3		3.6	3.2	2.7

D.7

1.2.1	Consolidated own-source revenue excluding government enterprises

Consolidated own-source revenue excluding government enterprises consists chiefly of tax revenue, which is made up of personal income tax, contributions for health services, corporate taxes, school property tax and consumption taxes. How it changes is closely tied to economic activity in Québec and to changes in the tax systems.

Consolidated own-source revenue excluding government enterprises also includes revenue from other sources, i.e. duties and permits and miscellaneous revenue, such as interest, the sale of goods and services, as well as fines, forfeitures and recoveries.

Most consolidated own-source revenue excluding government enterprises is deposited in the general fund to finance the government’s missions. The remainder of this revenue is paid, in particular, into special funds (for funding specific programs), the Generations Fund (for reducing the debt), as well as to non-budget-funded bodies and the health and social services and education networks (for funding their activities).

[ ]	Adjustments for 2015-2016

For fiscal 2015-2016, consolidated own-source revenue excluding government enterprises amounts to $75.4 billion, an increase of 4.7% compared to the revenue observed for fiscal 2014-2015.

Compared with the forecast in Budget 2015-2016, consolidated own-source revenue excluding government enterprises is adjusted downward by $384 million, which represents a downward adjustment of 0.5% in forecast revenue.

•	Tax revenue

Revenue from personal income tax is adjusted upward by $253 million for fiscal 2015-2016 compared with the forecast in Budget 2015-2016. This adjustment reflects essentially the recurrence of the higher level of tax payable for 2014, which is offset, however, by lower-than-expected withholdings at source since the beginning of the fiscal year due to the lower-than-anticipated level of salaries and wages observed in 2015.

D.8

TABLE D.4

Change in consolidated own-source revenue excluding government enterprises
(millions of dollars)

	Budget 2015-2016		Budget 2016-2017
	2015-2016	Adjustments	2015-2016	2016-2017	2017-2018
Tax revenue
Personnal income tax	28 218	253	28 471	29 639	30 776
% change	4.7		3.4	4.1	3.8
Contributions for health
services	6 571	−76	6 495	6 463	6 195
% change	2.0		1.5	−0.5	−4.1
Corporate taxes	6 447	−43	6 404	6 565	6 838
% change	12.7		9.7	2.5	4.2
School property tax	2 030	3	2 033	2 135	2 215
% change	6.3		4.0	5.0	3.7
Consumption taxes	18 701	−299	18 402	18 906	19 407
% change	3.8		4.2	2.7	2.6
Other revenue
Duties and permits	3 627	154	3 781	3 763	3 764
% change	12.0		15.2	−0.5	0.0
Miscellanous revenue	10 160	–376	9 784	10 065	10 405
% change	4.9		5.0	2.9	3.4
TOTAL	75 754	–384	75 370	77 536	79 600
% change	5.3		4.7	2.9	2.7

Contributions for health services are adjusted downward by $76 million for 2015-2016, reflecting the lower-than-anticipated growth in salaries and wages in 2015 and 2016, as well as the reduction of the health contribution as of 2016.

Revenue from corporate taxes is adjusted downward by $43 million for fiscal 2015-2016. This lower level takes into account the downward adjustment in the growth of the net operating surplus of corporations in 2015 and the monitoring of tax revenues since the beginning of the fiscal year.

Revenue from consumption taxes is adjusted downward by $299 million in 2015-2016. This adjustment reflects mainly the lower-than-expected sales tax revenue stemming from the downward adjustment to the growth of household consumption (excluding food and rent)2 in 2015 and 2016.

____________________

[2]

Given that food is zero-rated for the most part and that rent is exempt from the tax base, consumption (excluding food and rent) is the economic variable that most faithfully represents the tax base for the Québec sales tax.

D.9

•	Other revenue

Revenue from duties and permits is adjusted upward by $154 million in 2015-2016, reflecting essentially higher-than-expected revenue from emission allowances under Québec’s cap-and-trade system for greenhouse gas emission allowances.

In addition, miscellaneous revenue is adjusted downward by $376 million, owing to, in particular, the fact that interest income and revenue from fines, forfeitures and recoveries are lower than anticipated.

[ ]	Outlook for 2016-2017 and 2017-2018

Consolidated own-source revenue excluding government enterprises will increase by 2.9% in 2016-2017 and 2.7% in 2017-2018. This growth reflects essentially the change in economic activity forecast for those years.

•	Tax revenue

Personal income tax, the government’s largest revenue source, will grow by 4.1% in 2016-2017 and 3.8% in 2017-2018, settling at $29.6 billion and $30.8 billion, respectively.

—	This change reflects, in particular, growth in household income, indexation of the personal income tax system and the progressive nature of the tax system.

—	It also reflects the growing contribution of pension income to the growth of income subject to tax, particularly income from private pension plans.

Contributions for health services will decrease by 0.5% in 2016-2017 and 4.1% in 2017-2018, to $6.5 billion and $6.2 billion, respectively. This change reflects mainly the anticipated increase of 3.1% in salaries and wages in 2016 and 2017. It also takes into account the reduction of the tax burden on individuals and SMBs.

—	Attention should be drawn, in particular, to the gradual elimination of the health contribution as of 2016 and the reduction of the Health Services Fund contribution rate announced for Québec SMBs.

Revenue from corporate taxes will grow by 2.5% in 2016-2017 and 4.2% in 2017-2018, to $6.6 billion and $6.8 billion, respectively.

—	This change reflects, in particular, the growth rate of the net operating surplus of corporations, which is expected to be 5.9% and 6.0% for 2016 and 2017, respectively.

D.10

The growth of 5.0% and 3.7% in revenue from the school property tax in 2016-2017 and 2017-2018, respectively, can be attributed mainly to the increase in the number of students, as well as the increase in property values on the territory of certain school boards.

Revenue from consumption taxes is expected to increase by 2.7% in 2016-2017 and 2.6% in 2017-2018, to $18.9 billion and $19.4 billion, respectively.

—	This growth reflects mainly growth of 3.4% and 3.7% in household consumption (excluding food and rent) in 2016 and 2017, respectively.

•	Other revenue

Revenue from duties and permits will undergo a slight decline of 0.5% in 2016-2017, while they will remain stable in 2017-2018.

Miscellaneous revenue will rise by 2.9 % in 2016-2017 and 3.4% in 2017-2018.

D.11

1.2.2	Revenue from government enterprises

[ ]	Adjustments for 2015-2016

For 2015-2016, revenue from government enterprises is maintained at $5.0 billion. The downward adjustment to Hydro-Québec’s results is offset by an increase in the results of other government enterprises, including primarily Loto-Québec and the Société des alcools du Québec.

[ ]	Outlook for 2016-2017 and 2017-2018

Revenue from government enterprises will stand at $4.9 billion in 2016-2017 and $5.0 billion in 2017-2018.

—

In 2016-2017, the 2.2% decrease in revenue from government enterprises is chiefly attributable to the results of Hydro-Québec, which will decline because of the anticipated reduction in net exports of electricity.[3]

—	In 2017-2018, anticipated revenue will rise by 2.4% due to the increase in the results of Hydro-Québec, the Société des alcools du Québec and Loto-Québec.

TABLEAU D.5

Change in revenue from government entreprises
(millions of dollars)

	Budget 2015-2016		Budget 2016-2017
	2015-2016	Adjustments	2015-2016	2016-2017	2017-2018
Hydro-Québec	2 750	−50	2 700	2 600	2 700
Loto-Québec	1 130	38	1 168	1 147	1 174
Société des alcools du Québec	1 040	10	1 050	1 070	1 108
Other(1)	42	1	43	33	−16
TOTAL	4 962	−1	4 961	4 850	4 966
% change	−7.0		−8.2	−2.2	2.4

(1)	Includes the forecast for other government enterprises and the impact of Hydro-Québec’s $42-million electricity discount in 2017-2018.

____________________

[3]	The decrease in net electricity exports for 2016-2017 is due to the shutdown of a transmission line with New England from April to June 2016 for major maintenance work.

D.12

1.2.3	Revenues from federal transfers

[ ]	Adjustments for 2015-2016

In 2015-2016, consolidated revenues from federal transfers are expected to increase by 3.0%, to nearly $19.1 billion. This represents $355 million less than forecast in Budget 2015-2016.

This decrease of $355 million in 2015-2016 is explained, in particular, by:

—

downward adjustments of $112 million in health transfers and $67 million in transfers for post-secondary education and social programs. These adjustments are due mainly to the upward adjustment of the value of the special Québec abatement, a value that is subtracted from these transfers;

—	a downward adjustment of $176 million for other federal transfer programs on account of, in particular, the lower-than-anticipated compensatory payment in respect of the Canada Student Loans Program.

TABLE D.6

Change in consolidated federal transfer revenues
(millions of dollars)

	Budget 2015-2016		Budget 2016-2017
	2015-2016	Adjustments	2015-2016	2016-2017	2017-2018
Equalization	9 521	—	9 521	10 030	10 501
% change	2.5		2.5	5.3	4.7
Health transfers	5 599	−112	5 487	5 944	6 095
% change	6.0		3.9	8.3	2.5
Transfers for post-secondary education and other social programs	1 609	−67	1 542	1 629	1 666
% change	1.3		−2.9	5.6	2.3
Other programs	2 715	−176	2 539	2 577	2 497
% change	5.9		6.5	1.5	−3.1
TOTAL	19 444	−355	19 089	20 180	20 759
% change	3.9		3.0	5.7	2.9

D.13

[ ]	Outlook for 2016-2017 and 2017-2018

In 2016-2017, consolidated federal transfers are expected to total nearly $20.2 billion, an increase of 5.7%. This growth can be attributed primarily to:

—	a 5.3% increase in equalization revenue, explained essentially by the increase in the Canadian equalization envelope, which is tied to the growth of Canada’s nominal GDP, and by the decrease in the share of Québec, among the recipient provinces, of the consumption tax and personal income tax bases;

—	an 8.3% increase in health transfers, which stems from annual growth of 6% in the Canada Health Transfer (CHT) envelope for the provinces as a whole, coupled with the adjustment of the value of the special Québec abatement;

In 2017-2018, consolidated federal transfers are expected to reach nearly $20.8 billion, which represents an increase of 2.9%. This growth is explained, in particular, by:

—

the anticipated increase of 4.7% in Québec’s equalization payments as a result of a reduction in Québec’s share of certain tax bases, in relation to the average fiscal capacity forecast for the ten provinces;

—

a 3.1% decrease in revenue for other federal transfer programs arising, in particular, from a decline in revenue following the end of the Canada-Québec agreement on the Communities and Large Urban Centres components of the Building Canada Fund 2007-2014.

D.14

1.3	Change in consolidated expenditure

Consolidated expenditure consists primarily of program spending by government departments, spending by special funds, non-budget-funded bodies and public establishments of the health and social services and education networks, and debt service.

Consolidated expenditure will stand at $97.7 billion in 2015-2016, $100.1 billion in 2016-2017 and $102.4 billion in 2017-2018, representing an increase of 2.0%, 2.5% and 2.3%, respectively.

—	Consolidated expenditure is adjusted downward by $885 million compared with Budget 2015-2016.

TABLE D.7

Change in consolidated expenditure
(millions of dollars)

	Budget 2015-2016		Budget 2016-2017
	2015-2016	Adjustments	2015-2016	2016-2017	2017-2018
Program spending(1)	66 460	—	66 460	68 238	70 156
% change	1.2		1.7	2.7	2.8
Other consolidated expenditures(2)	21 631	−457	21 174	21 482	21 750
% change	2.6		4.9	1.5	1.2
Expenditure excluding debt service	88 091	−457	87 634	89 720	91 906
% change	1.5		2.5	2.4	2.4
Debt service	10 483	−428	10 055	10 418	10 515
% change	1.5		−2.1	3.6	0.9
TOTAL	98 574	−885	97 689	100 138	102 421
% change	1.5		2.0	2.5	2.3

(1)	Program spending includes transfers intended for consolidated entities.
(2)	Other consolidated expenditures include, in particular, consolidation adjustments.

D.15

1.3.1	Expenditure excluding debt service

[ ]	Adjustments for 2015-2016

In 2015-2016, consolidated expenditure excluding debt service will stand at $87.6 billion, which represents a downward adjustment of $457 million. This adjustment is explained mainly by the decrease in spending related to special funds and non-budget-funded bodies.

Program spending, which makes up the bulk of consolidated expenditure, is maintained at the same level for 2015-2016.

[ ]	Outlook for 2016-2017 and 2017-2018

In 2016-2017 and 2017-2018, consolidated expenditure excluding debt service will amount to $89.7 billion and $91.9 billion, respectively.

Growth in expenditure excluding debt service will stand at 2.4% in 2016-2017 and in 2017-2018.

D.16

•	Program spending

Adjustments to the program spending objectives in 2016-2017 and 2017-2018 in relation to Budget 2015-2016 stem mainly from investments in education and health and the measures of the Economic Plan.

—	These investments are funded in part through expenditure reallocations.

In addition, certain reallocations between revenue and expenditure with consolidated entities in the health sector affect program spending, but do not have any effect on the budgetary balance.

As a result, program spending will grow by 2.7% in 2016-2017 and 2.8% in 2017-2018.

TABLEAU D.8

Change in program spending
(millions of dollars)

	2015-2016	2016-2017	2017-2018
PROGRAM SPENDING - BUDGET 2015-2016	66 460	67 889	69 788
% change	1.2	2.2	2.8
Plan for Success in Education and Higher Education	—	164	166
Action for vulnerable clientele groups in health and social services	—	88	88
Économie, Science et Innovation	—	34	57
Other increases	—	70	64
Expenditure reallocations	—	−88	−88
Sous-total	—	268	287
Reclassement des dépenses en santé(1)	—	81	81
RÉVISIONS	—	349	368
PROGRAM SPENDING - BUDGET 2016-2017	66 460	68 238	70 156
% change	1.7	2.7	2.8

(1)	Expenses previously financed by the Fund to Finance Health and Social Services Institutions (FINESSS), corresponding to the reduction in the health contribution for 2016-2017 announced in Budget 2015-2016.

D.17

1.3.2	Consolidated debt service

[ ]	Adjustments for 2015-2016

In 2015-2016, consolidated debt service should stand at $10.1 billion, i.e. $7.3 billion for direct debt service and $2.7 billion for interest on the liability related to the retirement plans of public and parapublic sector employees.

Compared with the March 2015 budget, debt service has been adjusted downward by $428 million in 2015-2016 mainly because of lower-than-expected interest rates and the higher-than-anticipated return on the Retirement Plans Sinking Fund (RPSF) in 2014-2015, which affects debt service as of 2015-2016. The income of the RPSF is recorded as a deduction from debt service.

[ ]	Outlook for 2016-2017 and 2017-2018

Debt service is expected to rise by 3.6% in 2016-2017 and 0.9% in 2017-2018, owing mainly to the anticipated increase in interest rates and the debt.

TABLE D.9

Change in consolidated debt service
(millions of dollars)

	Budget 2015-2016		Budget 2016-2017
	2015-2016	Adjustments	2015-2016	2016-2017	2017-2018
Direct debt service	7 633	−320	7 313	7 951	8 313
Interest on the retirement plans liability(1)	2 844	−99	2 745	2 475	2 215
Interest on the employee future benefits liability(2)	6	−9	−3	−8	−13
TOTAL	10 483	−428	10 055	10 418	10 515
% change	1.5		−2.1	3.6	0.9

(1)	This corresponds to the interest on the obligations relating to the retirement plans of public and parapublic sector employees less the investment income of the Retirement Plans Sinking Fund.
(2)

This corresponds to the interest on the obligation relating to the survivor’s pension plan less the investment income of the Survivor’s Pension Plan Fund and the interest on the obligation relating to accumulated sick leave less the investment income of the Accumulated Sick Leave Fund.

D.18

•	Proportion of revenue devoted to consolidated debt service

The proportion of revenue devoted to consolidated debt service will stand at 10.1% in 2015-2016, 10.2% in 2016-2017 and 10.0% in 2017-2018, compared with 14.2% in 2000-2001.

CHART D.1

Consolidated debt service
(percentage of consolidated revenue)

D.19

2.	FINANCIAL FRAMEWORK BY SECTOR

The consolidated financial framework has several sectoral components included in the government reporting entity that reflect the financial organization of public and parapublic sector activities. Table D.10 presents the forecast revenue and expenditure of these different components for fiscal 2015-2016 to 2017-2018.

Tables D.11 to D.19 present, for 2015-2016 to 2017-2018, the transactions carried out by the general fund, special funds, specified purpose accounts, non-budget-funded bodies and the health and social services and education networks, as well as tax-funded expenditures.

Lastly, to determine consolidated revenue and expenditure levels, financial transactions between entities in the government reporting entity are eliminated.

D.21

TABLE D.10

Financial framework for consolidated revenue and expenditure by sector
(millions of dollars)

	2015-2016	2016-2017	2017-2018
Revenue
General fund	73 924	76 542	78 929
Special funds	13 445	13 746	13 607
Generations Fund	1 431	2 028	2 504
Specified purpose accounts	1 062	982	862
Non-budget-funded bodies	20 312	20 651	21 591
Health and social services and education networks	39 458	40 346	40 907
Tax-funded transfers(1)	6 323	6 265	6 334
Consolidated adjustments(2)	−56 535	−57 994	−59 409
Total consolidated revenue	99 420	102 566	105 325
Expenditure
General fund	−66 460	−68 238	−70 156
Special funds	−11 379	−12 062	−12 001
Specified purpose accounts	−1 062	−982	−862
Non-budget-funded bodies	−19 231	−19 752	−20 813
Health and social services and education networks	−38 687	−39 526	−40 016
Tax-funded transfers(1)	−6 323	−6 265	−6 334
Consolidated adjustments(2)	55 508	57 105	58 276
Consolidated expenditures excluding debt service	−87 634	−89 720	−91 906
Debt service
General fund	−8 019	−8 318	−8 283
Consolidated entities(3)	−2 036	−2 100	−2 232
Total consolidated debt service	−10 055	−10 418	−10 515
Total consolidated expenditure	−97 689	−100 138	−102 421
Contingency reserve	−300	−400	−400
SURPLUS (DEFICIT)	1 431	2 028	2 504
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	−1 431	−2 028	−2 504
BUDGETARY BALANCE(4)	—	—	—

(1)	Includes doubtful tax accounts.
(2)	Consolidation adjustments stem mainly from the elimination of reciprocal transactions between entities in different sectors.
(3)	Includes consolidation adjustments.
(4)	Budgetary balance within the meaning of the Balanced Budget Act.

D.22

Change in consolidated expenditure by sector

The following table shows the change in consolidated expenditure by sector for 2015-2016 to 2017-2018.

Change in consolidated expenditure by sector
(millions of dollars)
	2015-2016	2016-2017	2017-2018
Expenditure
General fund (program spending)	−66 460	−68 238	−70 156
% change	1.7	2.7	2.8
Special funds	−11 379	−12 062	−12 001
% change	2.5	6.0	−0.5
Specified purpose accounts	−1 062	−982	−862
% change	6.2	−7.5	−12.2
Non-budget-funded bodies	−19 231	−19 752	−20 813
% change	7.1	2.7	5.4
Health and social services and education network	−38 687	−39 526	−40 016
% change	0.2	2.2	1.2
Tax-funded transferts(1)	−6 323	−6 265	−6 334
% change	−4.8	−0.9	1.1
Consolidated adjustments(2)	55 508	57 105	58 276
Consolidated expenditures excluding debt service	−87 634	−89 720	−91 906
% change	2.5	2.4	2.4
Debt service
General fund (program spending)	−8 019	−8 318	−8 283
% change	−1.6	3.7	−0.4
Consolidated entities(3)	−2 036	−2 100	−2 232
% change	−4.0	3.1	6.3
Total consolidated debt service	−10 055	−10 418	−10 515
% change	−2.1	3.6	0.9
Total consolidated expenditure	−97 689	−100 138	−102 421
% change	2.0	2.5	2.3
(1) Includes doubtful tax accounts.
(2) Consolidation adjustments stem mainly from the elimination of reciprocal transactions between entities in different sectors.
(3) Includes consolidation adjustments.

D.23

2.1	General fund

The general fund is used to finance nearly three quarters of the government’s consolidated expenditure.

The revenue of the general fund, which includes own-source revenue and federal transfers, will amount to $73.9 billion in 2015-2016 and increase by 3.5% in 2016-2017 and 3.1% in 2017-2018, to $76.5 billion and $78.9 billion, respectively.

The expenditure of the general fund, which includes, in particular, program spending, will stand at $74.5 billion in 2015-2016 and grow by 2.8% in 2016-2017 and 2.5% in 2017-2018, to $76.6 billion and $78.4 billion, respectively.

TABLE D.11

Summary of the budgetary transactions of the general fund
(millions of dollars)

	2015-2016	2016-2017	2017-2018
Revenue
Income and property taxes	32 510	34 186	35 584
Consumption taxes	17 782	17 777	18 201
Duties and permits	333	311	311
Miscellaneous revenue	1 400	1 384	1 409
Governement enterprises	4 863	4 680	4 531
Own-source revenue	56 888	58 338	60 036
% change	4.0	2.5	2.9
Federal transfers	17 036	18 204	18 893
% change	1.2	6.9	3.8
Total revenue	73 924	76 542	78 929
% change	3.3	3.5	3.1
Expenditure
Program spending	−66 460	−68 238	−70 156
% change	1.7	2.7	2.8
Debt service	−8 019	−8 318	−8 283
% change	−1.6	3.7	−0.4
Total expenditure	−74 479	−76 556	−78 439
% change	1.3	2.8	2.5
Contingency reserve	−300	−400	−400
SURPLUS (DEFICIT)	−855	−414	90

D.24

Change in the revenue of the general fund

The following table shows the revenue of the general fund according to the reporting structure used in the monthly report on financial transactions.

Revenue of the general fund
(millions of dollars)
	2015-2016	2016-2017	% change
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	21 158	22 261	5.2
Contributions to the Health Services Fund	7 022	7 186	2.3
Corporate taxes	4 330	4 739	9.4
Consumption taxes	17 782	17 777	0.0
Other revenue sources	1 733	1 695	–2.2
Total own-source revenue excluding government enterprises	52 025	53 658	3.1
Government enterprises	4 863	4 680	–3.8
Total own-source revenue	56 888	58 338	2.5
Federal transfers
Equalization	9 521	10 030	5.3
Health transfers (1)	5 109	5 602	9.6
Transfers for post-secondary education
and other social programs	1 542	1 629	5.6
Other programs	864	943	9.1
Total federal transfers	17 036	18 204	6.9
TOTAL	73 924	76 542	3.5
(1) In 2015-2016 and 2016-2017, $378 million and $342 million, respectively, from health transfers are allocated to the Fund to Finance Health and Social Services Institutions (FINESSS), which is a consolidated entity. These allocations have already been deducted from health transfers.

D.25

2.2	Special funds

The special funds are entities set up by law to finance certain activities within government departments and bodies.4

The activities of special funds may be funded, in particular, through tax revenues, fees or transfers from program spending.

The following table shows the forecasts pertaining to special funds for 2015-2016 to 2017-2018.

TABLE D.12

Summary of the budgetary transactions of special funds(1)
(millions of dollars)

	2015-2016	2016-2017	2017-2018
Revenue
Income and property taxes	2 065	1 922	1 686
Consumption taxes	2 436	2 458	2 465
Duties and permits	2 245	2 219	2 133
Miscellaneous revenue	1 770	2 052	2 260
Own-source revenue	8 516	8 651	8 544
Québec government transfers	4 479	4 674	4 652
Federal transfers	450	421	411
Total revenue	13 445	13 746	13 607
% change(2)	3.0	2.2	−1.0
Expenditure
Expenditure excluding debt service	−11 379	−12 062	−12 001
% change	2.5	6.0	−0.5
Debt service	−1 403	−1 538	−1 724
Total expenditures	−12 782	−13 600	−13 725
% change(2)	2.5	6.4	0.9
SURPLUS (DEFICIT)	663	146	−118

(1)	Excludes the Generations Fund.

The revenue of the special funds will amount to $13.4 billion for 2015-2016, $13.7 billion for 2016-2017 and $13.6 billion for 2017-2018, representing a change of 3.0%, 2.2% and −1.0%, respectively.

____________________

[4]	A detailed list of special funds is provided in Appendix 2.

D.26

The expenditure of the special funds excluding debt service will stand at $11.4 billion in 2015-2016, $12.1 billion in 2016-2017 and $12.0 billion in 2017-2018, representing a change of 2.5%, 6.0% and −0.5%, respectively.

The growth in spending by special funds stems mainly from:

—	the Land Transportation Network Fund, for funding road networks and public transit infrastructure;

—	the Green Fund, given the deployment of the 2013-2020 Climate Change Action Plan (2013-2020 CCAP);

—	the Northern Plan Fund, following a non-recurring payment to the Société du Plan Nord for the purchase of a limited partnership.

TABLE D.13

Expenditure of special funds excluding debt service
(millions of dollars)

	2015-2016	2016-2017	2017-2018
Land Transportation Network Fund (FORT)	2 742	2 671	2 815
Green Fund	557	867	798
Fonds du Plan Nord	76	172	73
Elimination of reciprocal transactions between FORT and the Green Fund	−244	−258	−250
Subtotal	3 131	3 452	3 436
% change	14.1	10.3	−0.5
Other special funds(1)	8 248	8 610	8 565
% change	−1.3	4.4	−0.5
TOTAL	11 379	12 062	12 001
% change	2.5	6.0	−0.5

(1)	Includes other eliminations of reciprocal transactions between special funds.

D.27

Reconciliation of the expenditure budget of special funds with the government’s consolidated financial framework

The Secrétariat du Conseil du trésor tables the Special Funds Budget in the National Assembly in order for the expenditure and investment forecasts of these entities to be approved.

The following table illustrates the reconciliation of the expenditures presented in the Special Funds Budget with those presented in the Economic Plan.

Debt service of the Financing Fund is excluded from Parliamentary authorization since the advances received by the fund are derived from loans made by the government. Expenditures to service the debt of these borrowings are already covered by the general fund and are repaid by the clientele of the Financing Fund.

–

The Act respecting the Ministère des Finances (CQLR, chapter M-24.01) provides for special treatment of the Financing Fund because of its role as financial intermediary between the general fund and its clientele, which consists of public bodies and special funds.

In addition, the Economic Plan presents the consolidated financial framework of the Québec government including the reporting entity’s various sectoral components. The spending forecasts for special funds included in the consolidated financial framework incorporate the elimination of reciprocal transactions between entities in the same sector (i.e. between special funds).

Reconciliation of the special funds’ expenditure budget with the government’s consolidated financial framework
(millions of dollars)

2016-2017

Expenditure budget of special funds to be approved by the National Assembly	13 212
Dépenses ayant déjà fait l'objet d'une approbation par l'Assemblée nationale	85
Debt service of the Financing Fund	1 470

Subtotal	14 767
Elimination of reciprocal transactions between special funds(1)	−1 167

Expenditure of special funds presented in the Economic Plan	13 600
(1) Including $722 million attributable to reciprocal transactions of the Financing Fund with the other special funds.

D.28

Highway Safety Fund

Improving the road safety record is a constant objective of the government. To that end, automated monitoring devices[1] have been used in certain target areas in Québec since 2009. For example, such devices may be used in school zones and on certain road construction sites.

Fines and fees arising from offences detected by automated traffic enforcement devices are paid into the Highway Safety Fund. Created in 2007, this fund is dedicated exclusively to funding highway safety measures and highway safety and road victim assistance programs.

An advisory committee composed of seven members has been formed to make recommendations on the use of the sums paid into the Highway Safety Fund. This committee may also present proposals concerning measures and programs to be financed by the Fund.

Under a pilot project, automated traffic enforcement devices have been installed on the road network in certain municipalities. The financial surplus generated by the use of these devices will be shared with the municipalities in accordance with a formula that is to be determined. In accordance with the objective of the Highway Safety Fund, the sums paid to the municipalities must be used to fund highway safety measures and highway safety and road victim assistance programs.

1 Photo radar devices and red light camera systems.

D.29

[ ]	Generations Fund

For 2015-2016, 2016-2017 and 2017-2018, revenues dedicated to the Generations Fund will reach $1.4 billion, $2.0 billion and $2.5 billion, respectively.

Accordingly, as March 31, 2018, the book value of the Generations Fund will be $13.0 billion. The results of and change in the Generations Fund are presented in greater detail in Section D of Additional Information 2016-2017.

TABLE D.14

Summary of the budgetary transactions of the Generations Fund
(millions of dollars)

	2015-2016	(1)	2016-2017	2017-2018
Revenue
Consumption taxes
Specific tax on alcoholic beverages	100		500	500
Subtotal	100		500	500
Duties and permits
Water-power royalties	756		747	780
Mining revenues	80		109	150
Subtotal	836		856	930
Miscellaneous revenue
Unclaimed property	50		30	15
Investment income	347		472	624
Subtotal	397		502	639
Government enterprises
Indexation of the price of heritage electricity	98		170	220
Additional contribution from Hydro-Québec	—		—	215
Subtotal	98		170	435
Total revenue	1 431		2 028	2 504

(1) Excludes the deposit of $108 million from the accumulated surplus of the Commission des normes du travail.

D.30

2.3	Specified purpose accounts

A specified purpose account is a financial management mechanism that enables a government department to record separately sums paid into the Consolidated Revenue Fund by a third party under a contract or agreement that provides for the sums to be allocated to a specific purpose.

The following table shows the forecasts pertaining to specified purpose accounts for 2015-2016 to 2017-2018.

TABLE D.15

Summary of the budgetary transactions of specified purpose accounts
(millions of dollars)

	2015-2016	2016-2017	2017-2018
Revenue
Miscellaneous revenue	234	168	164
Own-source revenue	234	168	164
Federal transfers	828	814	698
Total revenue	1 062	982	862
% change	6.2	−7.5	−12.2
Expenditure
Expenditure excluding debt service	−1 062	−982	−862
Total expenditures	−1 062	−982	−862
% change	6.2	−7.5	−12.2
SURPLUS (DEFICIT)	—	—	—

The revenue and expenditure of specified purpose accounts will amount to $1.1 billion for 2015-2016, $1.0 billion for 2016-2017 and $0.9 billion for 2017-2018.

The decrease in the revenue and expenditure of specified purpose accounts is explained chiefly by:

—	the end, in 2016-2017, of the financial assistance agreement stemming from the disaster in the town of Lac-Mégantic;

—	the completion of projects to computerize the health and social services network.

D.31

2.4	Non-budget-funded bodies

Non-budget-funded bodies were created to provide specific services to the public.5

The following table shows the forecasts pertaining to non-budget-funded bodies for 2015-2016 to 2017-2018.

TABLE D.16

Summary of the budgetary transactions of non-budget-funded bodies
(millions of dollars)

	2015-2016	2016-2017	2017-2018
Revenue
Income and property taxes	54	—	—
Consumption taxes	120	120	121
Duties and permits	425	436	449
Miscellaneous revenue	5 752	6 008	5 861
Own-source revenue	6 351	6 564	6 431
Québec government transfers	12 894	13 012	14 073
Federal transfers	1 067	1 075	1 087
Total revenue	20 312	20 651	21 591
% change	5.6	1.7	4.6
Expenditure
Expenditure excluding debt service	−19 231	−19 752	−20 813
% change	7.1	2.7	5.4
Debt service	−768	−725	−713
Total expenditures	−19 999	−20 477	−21 526
% change	6.1	2.4	5.1
SURPLUS (DEFICIT)	313	174	65

The revenue of non-budget-funded bodies will amount to $20.3 billion for 2015-2016, $20.7 billion for 2016-2017 and $21.6 billion for 2017-2018, representing an increase of 5.6%, 1.7% and 4.6%, respectively.

The expenditure of non-budget-funded bodies excluding debt service will stand at $19.2 billion in 2015-2016, $19.8 billion in 2016-2017 and $20.8 billion in 2017-2018, representing an increase of 7.1%, 2.7% and 5.4%.

____________________

[5]	A detailed list of non-budget-funded bodies is presented in Appendix 2.

D.32

The priority missions of the Régie de l’assurance maladie du Québec and the Prescription Drug Insurance Fund account, in particular, for the higher growth in the revenue and expenditure of non-budget-funded bodies.

The growth in spending by the Société de financement des infrastructures locales du Québec in 2016-2017 can be attributed mainly to acceleration of the implementation of projects under the program pertaining to the gasoline tax and Québec’s 2014-2019 contribution.

TABLE D.17

Expenditure of non-budget-funded bodies excluding debt service
(millions of dollars)

	2015-2016	2016-2017	2017-2018
Régie de l’assurance maladie du Québec (RAMQ)	11 908	12 130	13 073
Prescription Drug Insurance Fund (PDIF)	3 580	3 679	4 033
Société de financement des infrastructures locales du Québec	640	700	701
Elimination of reciprocal transactions between RAMQ and the PDIF	−3 571	−3 670	−4 024
Subtotal	12 557	12 839	13 783
% change	9.7	2.2	7.4
Other non-budget-funded bodies(1)	6 674	6 913	7 030
% change	2.5	3.6	1.7
TOTAL	19 231	19 752	20 813
% change	7.1	2.7	5.4

(1) Includes other eliminations of reciprocal transactions between non-budget-funded bodies.

D.33

Reconciliation of the expenditure
budget of non-budget-funded bodies with
the government’s consolidated financial framework

The Secrétariat du Conseil du trésor tables the revenue and expenditure forecasts for non-budget-funded bodies in the National Assembly.

The following table illustrates the reconciliation of the expenditures presented in the budget of non-budget-funded bodies with those presented in the Economic Plan.

The Economic Plan presents the consolidated financial framework of the Québec government including the reporting entity’s various sectoral components. The forecasts for non-budget-funded bodies included in the consolidated financial framework incorporate:

–	the elimination of reciprocal transactions between entities in the same sector;

–	the harmonization entries intended to harmonize the entities’ forecasts with the government’s accounting policies.

Reconciliation of the expenditure budget of non-budget-funded bodies with the government’s consolidated financial framework
(millions of dollars)

2016-2017
Expenditure of non-budget-funded bodies to be tabled in the National Assembly		24 536
Elimination of reciprocal transactions between non-budget-funded bodies and harmonizations(1)		−4 059
Expenditure of non-budget-funded bodies presented in the Economic Plan		20 477
(1) Including $3.7 billion attributable to reciprocal transactions of the Régie de l’assurance maladie du Québec with the Prescription Drug Insurance Fund.

D.34

2.5	Health and social services and education networks

The following table shows the forecasts pertaining to the health and social services and education networks for 2015-2016 to 2017-2018.

The organizational structure of the health and social services network was changed following the adoption of the Act to modify the organization and governance of the health and social services network, in particular by abolishing the regional agencies (S.Q. 2015, chapter 1), assented to on February 9, 2015. As of April 1, 2015, governance was reduced to two hierarchical levels consisting of the Ministère de la Santé et des Services sociaux and 34 public establishments.

As for the education networks, they are made up of school boards, the Comité de gestion de la taxe scolaire de l’île de Montréal, CEGEPS, as well as the Université du Québec and its constituents.

TABLE D.18

Summary of the budgetary transactions of the health and social services and education networks
(millions of dollars)

	2015-2016	2016-2017	2017-2018
Revenue
Income and property taxes	2 033	2 135	2 215
Miscellaneous revenue	4 064	4 108	4 180
Own-source revenue	6 097	6 243	6 395
Québec government transfers	33 050	33 814	34 219
Federal transfers	311	289	293
Total revenue	39 458	40 346	40 907
% change	0.3	2.3	1.4
Expenditure
Expenditure excluding debt service	−38 687	−39 526	−40 016
% change	0.2	2.2	1.2
Debt service	−803	−830	−891
Total expenditures	−39 490	−40 356	−40 907
% change	0.2	2.2	1.4
SURPLUS (DEFICIT)	−32	−10	—

The revenue of organizations in the health and social services and education networks will amount to $39.5 billion for 2015-2016, $40.3 billion for 2016-2017 and $40.9 billion for 2017-2018, representing an increase of 0.3%, 2.3% and 1.4%, respectively.

The expenditure of organizations in the health and social services and education networks excluding debt service will stand at $38.7 billion in 2015-2016, $39.5 billion in 2016-2017 and $40.0 billion in 2017-2018, representing an increase of 0.2%, 2.2 % and 1.2%, respectively.

D.35

2.6	Tax-funded expenditures

Refundable tax credits for individuals and corporations, which are similar to tax-funded transfer expenditures, are recorded in spending rather than as reductions in revenue. Expenditures related to doubtful tax accounts are added to these refundable tax credits.

There will be a 4.8% decrease in tax-funded expenditures in 2015-2016 in relation to the previous year and a less substantial decline in 2016-2017, i.e. 0.9%. This change is explained, in particular, by certain measures announced in:

—	Budget 2014-2015, including the revision of the rates of tax credits granted to corporations;

—	the December 2014 Update on Québec’s Economic and Financial Situation, including the introduction of a minimum eligible expenditure threshold for R&D tax credits and the investment tax credit;

—

Budget 2015-2016, including the measures intended to increase the effectiveness of the sectoral tax assistance granted to corporations and the introduction of a tax shield for individuals, which offset as of 2016-2017 the impact of the measures announced previously;

—	Budget 2016-2017, including the improvements to work premiums for households without children and to the tax shield.

The increase for 2017-2018 is attributed, in particular, to the change in the tax credit for home-support services for seniors and in child assistance.

TABLE D.19

Summary of budgetary transactions relating to tax-funded expenditures
(millions of dollars)

	2015-2016	2016-2017	2017-2018
Revenue
Personal income tax	4 279	4 384	4 462
Corporate taxes	1 828	1 638	1 623
Consumption taxes	216	243	249
Total revenue	6 323	6 265	6 334
% change	−4.8	−0.9	1.1
Expenditure	−6 323	−6 265	−6 334
% change	−4.8	−0.9	1.1
SURPLUS (DEFICIT)	—	—	—

D.36

3.	NET FINANCIAL REQUIREMENTS

Surpluses or net financial requirements represent the difference between the government's cash inflow and disbursements. These surpluses or net financial requirements take into account changes in the budgetary balance on an accrual basis, resources or requirements arising from the acquisition or disposal of fixed assets, investments, loans and advances, and from other activities such as paying accounts payable and collecting accounts receivable.

The government will post a financial surplus of $233 million in fiscal 2015-2016, a financial requirement of $1.8 billion for 2016-2017 and a financial surplus of $463 million for 2017-2018.

TABLE D.20

Net financial requirements(1)
(millions of dollars)

	2015-2016	2016-2017	2017-2018
SURPLUS (DEFICIT)	1 431	2 028	2 504
Non-budgetary transactions
Investments, loans and advances	−1 539	−3 281	−1 532
Capital expenditures	−2 218	−3 330	−2 885
Retirement plans and employee future benefits	3 377	3 382	3 335
Other accounts	−818	−589	−959
Total non-budgetary transactions	−1 198	−3 818	−2 041
NET FINANCIAL REQUIREMENTS	233	−1 790	463

(1) A negative entry indicates a financial requirement and a positive entry, a source of financing.

[ ]	Investments, loans and advances

Investments, loans and advances include mainly investments made by the government in its enterprises and loans and advances granted to entities not included in the government’s reporting entity.

Net financial requirements for investments, loans and advances are estimated at $1.5 billion, $3.3 billion and $1.5 billion for fiscal 2015-2016, 2016-2017 and 2017-2018, respectively. In 2016-2017, investments, loans and advances include the government’s investment in the implementation of Bombardier’s C series program (US$1 billion, or approximately CAN$1.3 billion).

D.37

[ ]	Capital expenditures

In 2015-2016, forecast net financial requirements associated with net capital investments amount to $2.2 billion.

Net financial requirements attributable to net investments for fiscal 2016-2017 and 2017-2018 will stand at $3.3 billion and $2.9 billion, respectively.

TABLE D.21

Consolidated net capital investments(1)
(millions of dollars)

	2015-2016	2016-2017	2017-2018
Investments(2)	−6 636	−7 311	−6 976
Depreciation	3 687	3 817	3 951
Net investments	−2 949	−3 494	−3 025
Less: PPP investments(3)	731	164	140
NET CAPITAL INVESTMENTS	−2 218	−3 330	−2 885

(1) A negative entry indicates a financial requirement and a positive entry, a source of financing.
(2) Includes mainly investments provided for under the 2016-2026 Québec Infrastructure Plan, except for those made outside the reporting entity.
(3) Investments made under public-private partnership (PPP) agreements correspond to new commitments that are taken into account in the government's gross debt. In accordance with the government's accounting policies, PPP investments are recognized in the government's assets as well as in its debt.

[ ]	Retirement plans and employee future benefits

Forecast growth in the non-budgetary balance for the retirement plans and employee future benefits stands at $3.4 billion per year for fiscal 2015-2016 and 2016-2017 and at $3.3 billion for fiscal 2017-2018.

[ ]	Other accounts

Net financial requirements for other accounts consist of a series of changes in assets and liabilities such as accounts receivable and accounts payable.

In 2015-2016, the change in these other accounts of the government raises net financial requirements by $818 million. Net financial requirements will stand at $589 million and $959 million for fiscal 2016-2017 and 2017-2018, respectively.

D.38

[ ]	Net financial requirements by sector

The following table shows net financial requirements by sector.

TABLE D.22

Net financial requirements by sector(1)
(millions of dollars)

	2015-2016	2016-2017	2017-2018
General fund	2 088	755	2 195
Consolidated entities(2)	−3 394	−4 573	−4 236
Generations Fund	1 539	2 028	2 504
NET FINANCIAL REQUIREMENTS	233	−1 790	463

(1) A negative entry indicates a financial requirement and a positive entry, a source of financing.
(2) Excludes the Generations Fund.

D.39

APPENDIX 1:	SENSITIVITY ANALYSIS OF ECONOMIC VARIABLES

The financial framework’s forecasts incorporate certain components of uncertainty that do not depend on the government directly, but which may cause actual results to differ from the forecasts.

[ ]	Sensitivity of the Québec economy to external shocks

The forecasts for the Québec economy are based on numerous analyses, including periodic assessments of the main economic statistics and the results obtained with various econometric models.

Given that the Québec economy is characterized by considerable openness to trade, Québec’s economic variables are influenced by several external factors. The most important of these factors are related to the activities of Québec’s main trading partners, the United States and the rest of Canada.

D.41

•	Impact of external variables on the Québec economy

An analysis conducted with a Structural VAR6 model has made it possible to estimate, on the basis of historical data, the sensitivity of Québec’s economic variables to certain important external variables.

—	The findings show that a change of 1% in U.S. real GDP entails on average a change of 0.5% in Québec’s real GDP.

Moreover, the model makes it possible to quantify the extent to which the economy of Ontario influences that of Québec.

—	Accordingly, a change of 1% in Ontario’s real GDP gives rise on average to a change of 0.4% in Québec’s real GDP.

—

Ontario is the Canadian province with which Québec has the most commercial ties, in addition to having a similar economic structure. In 2012, exports to Ontario accounted for roughly 60% of Québec’s interprovincial exports.

TABLE D.23

Impact of external shocks on the growth rate of Québec’s real GDP

	Maturity(1)	Impact on Québec's real GDP
External shocks of 1%	(quarters)	(percentage points)
U.S. real GDP	2	0.5
Ontario real GDP	2	0.4

(1)	Maturity corresponds to the number of quarters needed to record the greatest impact on Québec’s real GDP, presented in the right-hand column.

Sources: Institut de la statistique du Québec, Ontario Ministry of Finance, IHS Global Insight, Statistics Canada, Bloomberg and Ministère des Finances du Québec.

____________________

[6]

Vector autoregression. This econometric technique is used to estimate, on the basis of numerous observations, the extent to which changes in one economic variable affect another economic variable (impulse response). The estimates were made using quarterly data from Statistics Canada's 1993 System of National Accounts (SNA 1993), for the 1981-2010 period.

D.42

[ ]	Sensitivity of own-source revenue to economic fluctuations

In general, the nominal GDP forecast is a very good indicator of growth in consolidated own-source revenue given the direct link between tax bases and nominal GDP.

—	According to the overall sensitivity analysis, a change of 1 percentage point in nominal GDP has an impact of about $650 million on the government’s consolidated own-source revenue.

This sensitivity analysis is based on a revision of each tax base in proportion to the revision of nominal GDP.

—	In reality, a change in economic outlook can have a greater impact on some economic variables, as well as greater repercussions on certain tax bases and smaller ones on others.

Sensitivity analyses set an average historical relationship between the change in consolidated own-source revenue and growth in nominal GDP. Accordingly, they may prove inaccurate for a given year depending on the economic situation and yet not lose their validity.

—	Indeed, for a given year, economic fluctuations may have various impacts on revenue because of changes in the behaviour of economic agents.

—	In these situations, the change in own-source revenue can be greater or lower than the change in nominal GDP.

TABLE D.24

Sensitivity of consolidated own-source revenue to major economic variables

		Growth forecasts
Variables		for 2016	Impacts for fiscal 2016-2017
Nominal GDP		3.2%	A variation of 1 percentage point changes own-source revenue by roughly $650 million.
–	Salaries and wages	3.1%	A variation of 1 percentage point changes personal income tax revenue by about $270 million.
–	Employment insurance	0.2%	A variation of 1 percentage point changes personal income tax revenue by roughly $5 million.
–	Pension income	7.0%	A variation of 1 percentage point changes personal income tax revenue by around $40 million.
–	Net operating surplus of corporations	5.9%	A variation of 1 percentage point changes corporate income tax revenue by almost $30 million.
–	Household consumption	3.5%	A variation of 1 percentage point changes QST revenue by about $165 million.
–	Residential investments	2.1%	A variation of 1 percentage point changes QST revenue by approximately $20 million.

D.43

[ ]	Sensitivity of debt service to a change in interest rates and exchange rates

A greater-than-anticipated rise in interest rates of 1 percentage point over a full year would increase the consolidated interest expenditure by roughly $250 million.

A change in the value of the Canadian dollar compared with other currencies would have no impact on debt service because the government’s debt has no foreign currency exposure.

D.44

APPENDIX 2:	CONSOLIDATED REVENUE AND EXPENDITURE BY DEPARTMENTAL PORTFOLIO

The budget documents produced by the government provide a detailed picture of the budgets of government entities.

—	These documents group these entities according to their financial organization as budgetary entities, special funds or non-budget-funded bodies.

However, the budgetary data pertaining to these entities are not presented on a consolidated basis by departmental portfolio.

—

To fulfil its missions, the government sets up programs that are administered directly by government departments or bodies. A portfolio includes all of the programs that fall under the responsibility of a minister.

Like many jurisdictions and with the intention to continue adopting best practices for the presentation of budgetary information, the government has undertaken to implement a new presentation of consolidated revenue and expenditure by departmental portfolio.

Main steps leading to the presentation
of revenue and expenditure by departmental portfolio

The government announced in Budget 2015-2016 its intention to gradually implement by 2017-2018 a new presentation of consolidated revenue and expenditure by departmental portfolio.

The approach used to determine the level of consolidated revenue and expenditure by portfolio has three main focuses:

–	developing a model for consolidating revenue and expenditure by departmental portfolio;

–	making the necessary improvements to budgetary information systems in order to adapt the budget documents to the new presentation and provide the information necessary for decision-making;

–

making any adjustments required for the government management framework, which contributes in particular to optimum use of the resources of the Administration, not only in the case of expenditures funded by general taxes but also in the case of those funded by other sources.

The government aims to present a forecast for consolidated revenue and expenditure by portfolio for 2017-2018 in its Budget 2017-2018.

D.45

[ ]	Objectives of the new presentation

Presentation of consolidated revenue and expenditure by departmental portfolio:

—	makes available consolidated budgetary information broken down by activity sector (rather than by financial organization);

—	provides an additional budgetary management tool that contributes to the accountability of public decisions-makers regarding their departmental portfolio as a whole.

[ ]	Follow-up on the progress of work

Over the past year, work has been carried out to make it possible to present consolidated revenue and expenditure by portfolio in 2017-2018.

In regard to the consolidation method, major efforts have been devoted to:

—	breaking down the forecast for revenue and expenditure by portfolio;

—	identifying reciprocal transactions between entities in the same portfolio in order to avoid recording revenue and expenditure twice.

In regard to budgetary information systems, efforts have been deployed to further systematize the process in order to identify and eliminate reciprocal transactions between entities in the same portfolio. In addition, certain models for presenting information have been developed.

This project will be carried out by the Ministère des Finances and the Secrétariat du Conseil du trésor in close cooperation with other departments and bodies.

D.46

[ ]	Consolidated revenue and expenditure by portfolio for 2014-2015

Tables D.25 and D.26 present consolidated revenue for 2014-2015 by portfolio according to the 2016-2017 budgetary structure. Table D.25 classifies the revenue by sector and Table D.26, by category of revenue.

Tables D.27 and D.28 present consolidated expenditure for 2014-2015 by portfolio according to the 2016-2017 budgetary structure. Table D.27 classifies the expenditure by sector and D.28, by category of expenditure.

Since some programs are funded by reciprocal transactions between entities in different sectors or portfolios, some eliminations are necessary to avoid recording revenue or expenditure twice.

A list of the entities making up each portfolio in 2014-2015, according to the 2016-2017 budgetary structure, is provided after the tables. The list also specifies the sector of each entity.

D.47

TABLE D.25

Consolidated revenue by portfolio and sector – 2014-2015
(millions of dollars)

	Consolidated Revenue Fund

					Specified
	General		Special	Generations	purpose
Portfolio	fund		funds	Fund	accounts
Affaires municipales et Occupation du territoire	12		161	—	65
Agriculture, Pêcheries et Alimentation	22		—	—	106
National Assembly	—		—	—	1
Conseil du trésor et Administration gouvernementale	3		2	—	—
Conseil exécutif	—		—	—	—
Culture et Communications	2		16	—	30
Développement durable, Environnement et Lutte contre les changements climatiques	8		544	—	5
Économie, Science et Innovation	3		309	—	6
Éducation et Enseignement supérieur	176		79	—	42
Énergie et Ressources naturelles	118		282	—	—
Famille	16		2 440	—	—
Finances	69 403	(2)	2 281	1 279	460
Forêts, Faune et Parcs	67		449	—	3
Immigration, Diversité et Inclusion	394		—	—	5
Justice	218		104	—	—
Persons Appointed by the National Assembly	1		—	—	—
Relations internationales et Francophonie	—		—	—	—
Santé et Services sociaux	86		1 750	—	176
Sécurité publique	57		570	—	93
Tourisme	—		137	—	—
Transports, Mobilité durable et Électrification des transports	44		3 749	—	—
Travail, Emploi et Solidarité sociale	911		1 213	—	8
Sous-total	71 541		14 086	1 279	1 000
Inter-portfolio eliminations(1),(3)
TOTAL	71 541		14 086	1 279	1 000

Note: Presentation according to the 2016-2017 budgetary structure. Totals may not add due to rounding.

(1)

Consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different sectors (intra-portfolio eliminations) or different portfolios (inter-portfolio eliminations).

(2)	Includes an amount of $5 336 million from government enterprises, consisting of a net result of $5 407 million less an allocation of $71 million in revenue from Hydro-Québec to the Generations Fund.
(3)	Includes the cancellation of inter-portfolio gains for consolidation purposes.

D.48

		Health and
		social services
Tax-funded	Non-budget-	and education	Intra-portfolio	Consolidated
expenditures	funded bodies	networks	eliminations(1)	revenue

—	1 031	—	−610	659
—	579	—	−558	149
—	—	—	—	1

—	1 570	—	−190	1 385
—	3	—	−3	—
—	478	—	−405	121

—	35	—	−7	585
—	258	—	−382	194
—	35	16 186	−12 427	4 091
—	41	—	−6	435
—	—	—	−2 410	46
6 641	2 205	—	−1 401	80 868
—	153	—	−247	425
—	—	—	—	399
—	190	—	−194	318

—	—	—	—	1
—	7	—	−4	3
—	15 334	24 170	−36 044	5 472
—	37	—	−283	474
—	136	—	−130	143

—	781	—	−495	4 079
—	166	—	−1 102	1 196
6 641	23 039	40 356	−56 898	101 044
				−5 107
6 641	23 039	40 356	−56 898	95 937

D.49

TABLE D.26

Consolidated revenue by portfolio and category – 2014-2015
(millions of dollars)

	Income and	Consumption
Portfolio	property taxes	taxes
Affaires municipales et Occupation du territoire	—	—
Agriculture, Pêcheries et Alimentation	—	—
National Assembly	—	—
Conseil du trésor et Administration gouvernementale	—	—
Conseil exécutif	—	—
Culture et Communications	—	16
Développement durable, Environnement et Lutte contre les changements climatiques	—	19
Économie, Science et Innovation	—	—
Éducation et Enseignement supérieur	1 962	55
Énergie et Ressources naturelles	—	—
Famille	—	30
Finances	39 771	15 663
Forêts, Faune et Parcs	—	—
Immigration, Diversité et Inclusion	—	—
Justice	—	—
Persons Appointed by the National Assembly	—	—
Relations internationales et Francophonie	—	—
Santé et Services sociaux	1 098	20
Sécurité publique	—	—
Tourisme	—	77
Transports, Mobilité durable et Électrification des transports	—	2 154
Travail, Emploi et Solidarité sociale	71	—
Subtotal	42 902	18 034
Inter-portfolio eliminations(1),(3)	−1 167	−377
TOTAL	41 735	17 657

Note: Presentation according to the 2016-2017 budgetary structure. Totals may not add due to rounding.

(1)	Includes $411 million in Québec government transfers.
(2)	Corresponds to the net result, consisting of $20 871 million in revenue less $15 364 million in expenditure and $100 million in other adjustments.
(3)	Consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different portfolios. Includes the cancellation of inter-portfolio gains for consolidation purposes.

D.50

		Revenue from	Federal
Duties and	Miscellaneous	government	transfers	Consolidated
permits	revenue	enterprises	and other(1)	revenue
5	215	—	439	659
25	29	—	95	149
—	1	—	—	1
—	1 384	—	1	1 385
—	—	—	—	—
1	95	—	9	121

529	31	—	6	585
2	157	—	35	194
—	1 673	—	401	4 091
126	222	—	87	435
13	3	—	—	46
1 025	3 319	5 407(2)	15 683	80 868
305	115	—	5	425
51	7	—	341	399
2	280	—	36	318
—	1	—	—	1
—	1	—	2	3
2	3 682	—	670	5 472
39	348	—	87	474
—	60	—	6	143

1 092	597	—	236	4 079
65	249	—	811	1 196
3 282	12 469	5 407	18 950	101 044
—	−3 152	—	–411	–5 107
3 282	9 317	5 407	18 539	95 937

D.51

TABLE D.27

Consolidated expenditure by portfolio and sector – 2014-2015
(millions of dollars)

	Consolidated Revenue Fund

			Specified
	General	Special	purpose	Tax-funded
Portfolio	fund	funds	accounts	expenditures
Affaires municipales et Occupation du territoire	1 801	161	65	—
Agriculture, Pêcheries et Alimentation	922	—	106	—
National Assembly	126	—	1	—
Conseil du trésor et Administration gouvernementale	819	1	—	—
Conseil exécutif	399	—	—	—
Culture et Communications	656	13	30	219
Développement durable, Environnement et Lutte contre les changements climatiques	150	395	5	—
Économie, Science et Innovation	736	228	6	1 496
Éducation et Enseignement supérieur	16 616	82	42	102
Énergie et Ressources naturelles	74	265	—	242
Famille	2 600	2 420	—	2 839
Finances	96	967	460	767
Forêts, Faune et Parcs	456	437	3	45
Immigration, Diversité et Inclusion	156	—	5	—
Justice	833	95	—	—
Persons Appointed by the National Assembly	123	—	—	—
Relations internationales et Francophonie	96	—	—	—
Santé et Services sociaux	32 235	1 708	176	534
Sécurité publique	1 331	570	93	—
Tourisme	124	138	—	4
Transports, Mobilité durable et Électrification des transports	661	2 683	—	4
Travail, Emploi et Solidarité sociale	4 334	1 214	8	389
Inter-portfolio eliminations(1)
Subtotal	65 342	11 377	1 000	6 641
Debt service	8 150	2 133	—	—
TOTAL	73 492	13 510	1 000	6 641

Note: Presentation according to the 2016-2017 budgetary structure. Totals may not add due to rounding.

(1)	Consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different sectors (intra-portfolio eliminations) or different portfolios (inter-portfolio eliminations).

D.52

	Health and
	social services
Non-budget-	and education	Intra-portfolio	Inter-portfolio	Consolidated
funded bodies	networks	eliminations(1)	eliminations(1)	expenditure

981	—	−600		2 408
341	—	−561		808
—	—	−1		126
1 396	—	−199		2 017
3	—	−3		399
467	—	−405		980
35	—	−7		578
260	—	−374		2 352
34	15 681	−12 269		20 288
41	—	−2		620
—	—	−2 410		5 449
1 469	—	−1 396		2 363
144	—	−249		836
—	—	−1		160
189	—	−195		922
—	—	—		123
7	—	−4		99
15 315	23 816	−36 062		37 722
38	—	−280		1 752
118	—	−125		259
759	—	−408		3 699
148	—	−1 102		4 991
			−3 420	−3 420
21 745	39 497	−56 651	−3 420	85 531
906	922	−121	−1 720	10 270
22 651	40 419	−56 772	−5 140	95 801

D.53

TABLE D.28

Consolidated expenditure by portfolio and category – 2014-2015
(millions of dollars)

Portfolio	Remuneration	Operating
Affaires municipales et Occupation du territoire	84	154
Agriculture, Pêcheries et Alimentation	167	77
National Assembly	96	30
Conseil du trésor et Administration gouvernementale	943	1 039
Conseil exécutif	96	20
Culture et Communications	182	220
Développement durable, Environnement et Lutte contre les changements climatiques	141	55
Économie, Science et Innovation	88	81
Éducation et Enseignement supérieur	12 875	3 574
Énergie et Ressources naturelles	102	140
Famille	74	36
Finances	886	429
Forêts, Faune et Parcs	247	431
Immigration, Diversité et Inclusion	80	44
Justice	512	291
Persons Appointed by the National Assembly	83	22
Relations internationales et Francophonie	55	24
Santé et Services sociaux	24 125	8 760
Sécurité publique	1 141	487
Tourisme	56	109
Transports, Mobilité durable et Électrification des transports	548	2 366
Travail, Emploi et Solidarité sociale	500	243
Subtotal	43 081	18 632
Inter-portfolio eliminations(4)	−1 175	−1 753
TOTAL	41 906	16 879

Note: Presentation according to the 2016-2017 budgetary structure. Totals may not add due to rounding.

(1)	Change in the provision for environmental liability attributable to the Land Transportation Network Fund (Public Accounts 2014-2015, Vol. 2, p. 116).
(2)	Appropriations to be allocated to the Natural Disaster Assistance Fund of the Conseil du Trésor et Administration gouvernmentale portfolio (Expenditure Budget 2014-2015, p. 112).
(3)	Appropriations to be allocated to the Administrative Tribunal of Québec of the Justice portfolio (Expenditure Budget 2014-2015, p. 106).
(4)	Consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different portfolios.

D.54

Doubtful
accounts and
other		Allocation to a			Debt	Consolidated
allowances	Transfers	Special Fund		Subtotal	service	expenditure
5	2 165	—		2 408	74	2 482
3	561	—		808	1	809
—	—	—		126	—	126
—	40	−5	(1)	2 017	172	2 189
—	283	—		399	—	399
1	577	—		980	20	1 000
—	382	—		578	—	578
147	2 036	—		2 352	108	2 460
32	3 807	—		20 288	460	20 748
1	376	1	(2)	620	—	620
—	5 339	—		5 449	—	5 449
680	368	—		2 363	9 972	12 335
3	155	—		836	3	839
—	36	—		160	—	160
3	116	—		922	—	922
—	18	—		123	—	123
—	20	—		99	—	99
32	4 805	—		37 722	341	38 063
—	124	—		1 752	—	1 752
—	94	—		259	14	273
2	783	—		3 699	825	4 524
7	4 234	7	(3)	4 991	—	4 991
916	26 319	3		88 951	11 990	100 941
—	−489	−3		−3 420	−1 720	−5 140
916	25 830	—		85 531	10 270	95 801

D.55

TABLE D.29

List of entities by portfolio(1)

Affaires municipales et Occupation du		Culture et Communications
territoire		Ministère de la Culture et des
Ministère des Affaires municipales et de		Communications	Dept
l’Occupation du territoire	Dept	Commission de toponymie	BFB
Commission municipale du Québec	BFB	Conseil du patrimoine culturel du Québec	BFB
Régie du logement	BFB	Conseil supérieur de la langue française	BFB
Territories Development Fund	SF	Office québécois de la langue française	BFB
Société d’habitation du Québec	NBFB	Québec Cultural Heritage Fund	SF
Bibliothèque et Archives nationales du
Agriculture, Pêcheries et Alimentation		Québec	NBFB
Ministère de l’Agriculture, des Pêcheries et		Conseil des arts et des lettres du Québec	NBFB
de l’Alimentation	Dept	Conservatoire de musique et d’art
Commission de protection du territoire		dramatique du Québec	NBFB
agricole du Québec	BFB	Musée d’art contemporain de Montréal	NBFB
Régie des marchés agricoles et		Musée de la civilisation	NBFB
alimentaires du Québec	BFB	Musée national des beaux-arts du Québec	NBFB
La Financière agricole du Québec	NBFB	Régie du cinéma	NBFB
Société de développement des entreprises
National Assembly		culturelles	NBFB
National Assembly	Other	Société de la Place des Arts de Montréal	NBFB
		Société de télédiffusion du Québec	NBFB
Conseil du trésor et Administration gouvernementale		Société du Grand Théâtre de Québec	NBFB
Secrétariat du Conseil du trésor	Dept
Développement durable, Environnement
Commission de la fonction publique	BFB	et Lutte contre les changements
Natural Disaster Assistance Fund	SF	climatiques
Centre de services partagés du Québec	NBFB	Ministère du Développement durable, de
Commission de la capitale nationale du		l’Environnement et de la Lutte contre les
Québec	NBFB	changements climatiques	Dept
Société québécoise des infrastructures	NBFB	Bureau d’audiences publiques sur
		l’environnement	BFB
		Green Fund	SF
Conseil exécutif		Société québécoise de récupération et de
Ministère du Conseil exécutif	Dept	recyclage	NBFB
Commission d’accès à l’information	BFB
Centre de la francophonie des Amériques	NBFB
(1)	The list comprises entities of the 2016-2017 budgetary structure that carried out financial transactions in 2014-2015.

Legend: Dept: department; BFB: budget-funded body; SF: special fund; NBFB: non-budget-funded body; HSSE: health and social services and education networks.

D.56

TABLE D.29 (cont.)

List of entities by portfolio (cont.)

Économie, Science et Innovation		Énergie et Ressources naturelles
Ministère de l’Économie, de la Science et		Ministère de l’Énergie et des Ressources
de l’Innovation	Dept	naturelles	Dept
Conseil du statut de la femme	BFB	Territorial Information Fund	SF
Commission de l’éthique en science et en		Natural Resources Fund	SF
technologie	BFB	Régie de l’énergie	NBFB
Fonds de recherche du Québec – Nature et		Société de développement de la
technologies	NBFB	Baie-James	NBFB
Fonds de recherche du Québec – Santé	NBFB	Société nationale de l’amiante	NBFB
Fonds de recherche du Québec – Société
et culture	NBFB
Economic Development Fund	SF	Famille
Centre de recherche industrielle du Québec	NBFB	Ministère de la Famille	Dept
Société du parc industriel et portuaire de		Curateur public	BFB
Bécancour	NBFB	Caregiver Support Fund	SF
		Educational Childcare Services Fund	SF
Éducation et Enseignement supérieur		Early Childhood Development Fund	SF
Ministère de l’Éducation et de
l’Enseignement supérieur	Dept	Finances
Advisory Committee on the Financial		Ministère des Finances	Dept
Accessibility of Education	BFB	Financing Fund	SF
Commission consultative de l’enseignement privé	BFB	Generations Fund	SF
Commission d’évaluation de l’enseignement		Fonds du Bureau de décision et de révision	SF
collégial	BFB	Fonds du centre financier de Montréal	SF
Conseil supérieur de l’éducation	BFB	Northern Plan Fund	SF
University Excellence and Performance		Tax Administration Fund	SF
Fund	SF	Agence du revenu du Québec	NBFB
Sports and Physical Activity Development Fund	SF	Autorité des marchés financiers	NBFB
Institut de tourisme et d’hôtellerie du		Financement-Québec	NBFB
Québec	NBFB	Institut de la statistique du Québec	NBFB
Institut national des mines	NBFB	Société de financement des infrastructures
General and vocational colleges (CEGEPs)	HSSE	locales du Québec	NBFB
School boards	HSSE	Government enterprises(2)	Other
Université du Québec and its constituents	HSSE
(2)	At the financial level, the net result of government enterprises is credited to the Finances portfolio. However, the administration of a government enterprises may come under another portfolio.

D.57

TABLE D.29 (cont.)

List of entities by portfolio (cont.)

Forêts, Faune et Parcs		Persons Appointed by the National
Ministère des Forêts, de la Faune et des		Assembly
Parcs	Dept	Ethics Commissioner	BFB
Natural Resources Fund – Sustainable		Lobbyists Comissioner	BFB
forest development component	SF	Chief Electoral Officer	BFB
Fondation de la faune du Québec	NBFB	Québec Ombudsman	BFB
Société des établissements de plein air du		Auditor General	BFB
Québec	NBFB
Société des parcs de sciences naturelles du
Québec	NBFB	Relations internationales et
Francophonie
Ministère des Relations internationales et
Immigration, Diversité et Inclusion		de la Francophonie	Dept
Ministère de l’Immigration, de la Diversité et de l’Inclusion	Dept	Office Québec-Amériques pour la jeunesse	NBFB
		Office Québec-Monde pour la jeunesse	NBFB
Justice
Ministère de la Justice	Dept	Santé et Services sociaux
Committee on the Remuneration of Judges	BFB	Ministère de la Santé et des Services sociaux	Dept
Committee on the Remuneration of Criminal		Commissaire à la santé et au bien-être	BFB
and Penal Prosecuting Attorneys	BFB	Office des personnes handicapées du
Commission des droits de la personne et		Québec	BFB
des droits de la jeunesse	BFB	Fund to Finance Health and Social Services
Conseil de la justice administrative	BFB	Institutions	SF
Conseil de la magistrature	BFB	Health and Social Services Information
Directeur des poursuites criminelles et		Resources Fund	SF
pénales	BFB	Fund for the Promotion of a Healthy Lifestyle	SF
Office de la protection du consommateur	BFB	Corporation d’urgences-santé	NBFB
Human Rights Tribunal	BFB	Prescription Drug Insurance Fund	NBFB
Access to Justice Fund	SF	Héma-Québec	NBFB
Fonds d’aide aux victimes d’actes criminels	SF	Institut national de santé publique du
Register Fund of the Ministère de la Justice	SF	Québec	NBFB
Fund of the Administrative Tribunal of		Institut national d’excellence en santé et en
Québec	SF	services sociaux	NBFB
Commission des services juridiques	NBFB	Régie de l’assurance maladie du Québec	NBFB
Fonds d’aide aux recours collectifs	NBFB	Integrated health and social services centre,
Office des professions du Québec	NBFB	other public establishments and regional authorities	HSSE
Société québécoise d’information juridique	NBFB

D.58

TABLE D.29 (cont.)

List of entities by portfolio (cont.)

Sécurité publique		Travail, Emploi et Solidarité sociale
Ministère de la Sécurité publique	Dept	Ministère du Travail, de l’Emploi et de la
Bureau des enquêtes indépendantes	BFB	Solidarité sociale	Dept
Bureau du coroner	BFB	Commission de l’équité salariale(3)	BFB
Comité de déontologie policière	BFB	Commission des partenaires du marché du travail	BFB
Commissaire à la déontologie policière	BFB	Assistance Fund for Independent Community
Commissaire à la lutte contre la corruption	BFB	Action	SF
Commission québécoise des libérations		Labour Market Development Fund	SF
conditionnelles	BFB	Goods and Services Fund	SF
Régie des alcools, des courses et des jeux	BFB	Information Technology Fund of the
Police Services Fund	SF	Ministère de l’Emploi et de la Solidarité
École nationale de police du Québec	NBFB	sociale	SF
École nationale des pompiers du Québec	NBFB	Administrative Labour Tribunal Fund	SF
		Fonds québécois d’initiatives sociales	SF
		Commission des normes du travail(3)	NBFB
Tourisme		Office de la sécurité du revenu des
Ministère du Tourisme	Dept	chasseurs et piégeurs cris	NBFB
Tourism Partnership Fund	SF	Régie du bâtiment du Québec	NBFB
Régie des installations olympiques	NBFB
Société du Centre des congrès de Québec	NBFB
Société du Palais des congrès de Montréal	NBFB

Transports, Mobilité durable et
Électrification des transports
Ministère des Transports, de la Mobilité
durable et de l’Électrification des transports	Dept
Commission des transports du Québec	BFB
Government Air Service Fund	SF
Rolling Stock Management Fund	SF
Highway Safety Fund	SF
Land Transportation Network Fund	SF
Agence métropolitaine de transport	NBFB
Société de l’assurance automobile du
Québec	NBFB
Société des traversiers du Québec	NBFB

(3)	On January 1, 2016, the activities of these bodies were transfered to the Commission des normes, de l’équité, de la santé et de la sécurité du travail, which is not included in the government reporting entity.

D.59

APPENDIX 3:	ALLOCATION OF REVENUE FROM CONSUMPTION TAXES AND NATURAL RESOURCES

[ ]	Consumption taxes

Consumption taxes include sales taxes and specific taxes. Sales taxes include, in particular, the Québec sales tax (QST) and the tax on insurance premiums, while specific taxes are applied to fuel, tobacco products and alcoholic beverages.

For 2015-2016, revenue from consumption taxes will amount to $18.4 billion, i.e. $14.3 billion from sales taxes and $4.1 billion from specific taxes.

TABLE D.30

Revenue from consumption taxes
(millions of dollars)

	2015-2016	2016-2017	2017-2018
Sales taxes(1)	14 342	14 896	15 418
Specific taxes
Fuel	2 340	2 355	2 382
Tobacco products	1 093	1 027	977
Alcoholic beverages(2)	627	628	630
Subtotal	4 060	4 010	3 989
TOTAL	18 402	18 906	19 407

(1)	Includes revenue from pari mutuel.
(2)	Includes an annual amount of $100 million in 2015-2016 and an amount of $500 million in 2015-2016 and 2017-2018 dedicated to the Generation Fund.

D.61

•	Sales taxes

Within the meaning of the Act respecting the Québec sales tax,7 sales taxes include the QST as well as the tax on insurance premiums, the tax on lodging and the specific duty on new tires.

For 2015-2016, sales tax revenue will reach $14.3 billion. More specifically:

—	the revenue of the general fund derived from the QST and the tax on insurance premiums will amount to $16.3 billion;

—	revenue of $79 million, derived mainly from the tax on lodging, is allocated to the Tourism Partnership Fund to promote and develop tourism;

—	revenue of $21 million, derived in particular from the specific duty on new tires ($3 per tire), is dedicated to the Société québécoise de récupération et de recyclage (RECYC-QUÉBEC) to finance the recycling of used tires.

Consolidated revenue also takes into account the cost of the solidarity tax credit and consolidation adjustments, such as the elimination of reciprocal transactions between entities in different sectors.

TABLE D.31

Allocation of sales tax revenue(1)
(millions of dollars)

	2015-2016	2016-2017	2017-2018
General fund(2)	16 278	16 744	17 196
Tourism Partnership Fund	79	79	79
RECYC-QUÉBEC	21	22	23
Solidarity tax credit and other(3)	−2 036	−1 949	−1 880
TOTAL	14 342	14 896	15 418

(1)	Includes revenue from pari mutuel.
(2)	Includes, in particular, the solidarity tax credit and the partial rebate of the QST paid on property and services acquired by establishments in the health and social services and education networks.

______________________

[7]	CQLR, chapter T-0.1.

D.62

•	Specific taxes

•	Specific tax on fuel

For 2015-2016, the government’s own-source revenue from the specific tax on fuel will total $2.3 billion. This amount includes:

—

revenue from the specific tax of 19.2 cents per litre and 20.2 cents per litre on gasoline and diesel fuel (non-coloured fuel oil) respectively, paid into the Land Transportation Network Fund (FORT) to finance the road network and public transit infrastructure ($2.2 billion):

—

revenue from FORT also includes revenue from the specific tax of 1 cent per litre of gasoline sold within the territory of the Gaspésie–Îles-de-la- Madeleine administrative region to improve public transportation services in this region ($1 million);

—	revenue from the specific tax of 3 cents per litre on kerosene fuel (domestic), aviation fuel and fuel oil for locomotives, paid into the general fund ($15 million);

—	revenue from the specific tax of 3 cents per litre of gasoline sold within the territory of the Agence métropolitaine de transport (AMT), paid to the AMT, for public transportation services in the metropolitan Montréal region ($99 million).

TABLE D.32

Allocation of revenue from the specific taxes on fuel
(millions of dollars)

	2015-2016	2016-2017	2017-2018
FORT	2 226	2 242	2 269
General fund	15	15	15
AMT	99	98	98
TOTAL	2 340	2 355	2 382

D.63

•	Specific tax on tobacco products

For 2015-2016, tax revenue from the sale of tobacco products amounts to $1.1 billion, including:

—	$962 million paid into the general fund;

—	$131 million allocated to various special funds.

TABLE D.33

Allocation of revenue from the specific tax on tobacco products
(millions of dollars)

	2015-2016	2016-2017	2017-2018
General fund	962	890	860
Special funds
Sports and Physical Activity Development Fund	60	66	66
Québec Cultural Heritage Fund	16	16	16
Fund for the Promotion of a Healthy Lifestyle	20	20	—
Early Childhood Development Fund	15	15	15
Caregiver Support Fund	15	15	15
Fonds Avenir Mécénat Culture	5	5	5
Subtotal	131	137	117
TOTAL	1 093	1 027	977

D.64

•	Specific tax on alcoholic beverages

Tax revenue from the sale of alcoholic beverages totals $627 million in 2015-2016. This revenue will reach $630 million in 2017-2018.

—	In 2015-2016, an annual amount of $100 million from the specific tax will be allocated to the Generations Fund.

—	As of 2016-2017, an additional amount of $400 million will be deposited in the fund, bringing the total deposit from the specific tax on alcoholic beverages in the Generations Fund to $500 million annually.

TABLE D.34

Allocation of revenue from the specific tax on alcoholic beverages
(millions of dollars)

	2015-2016	2016-2017	2017-2018
General fund	527	128	130
Generations Fund	100	500	500
TOTAL	627	628	630

D.65

[ ]	Natural resource duties and permits

The government uses various means to enable Quebecers to benefit from the development of natural resources. It collects revenues from resource development, as well as revenue from the granting of permits.

—

An exploration licence confers on the holder an exclusive right for exploration and the future development of the resource concerned. A lease (or right) to produce enables the holder to develop the resource in exchange for the payment of an annual rent.

In addition, to enable future generations to benefit from natural resource development and to ensure the sustainable development of resources, the legislation currently stipulates that a portion of the revenue derived from natural resources must be devoted to:

—	the Natural Resources Fund, in particular, to fund:

—

activities fostering the development of mineral potential, including geoscientific knowledge acquisition activities, research and development on techniques for the exploration, development, redevelopment and rehabilitation of mining sites and support for the development of Québec entrepreneurship (mining heritage component),

—	forest development work to ensure the sustainability of Québec’s forest (sustainable forest development component);

—	reduction of the debt through the deposit in the Generations Fund of revenue from mining resources (100% as of 2015-2016) and water-power royalties.

In 2015-2016, natural resource revenue of $836 million, $259 million and $53 million will be allocated to the Generations Fund, special funds and the general fund, respectively.

TABLE D.35

Revenue from natural resources
(millions of dollars)

	2015-2016	2016-2017	2017-2018
Duties and royalties
Mining	86	122	162
Forest	258	292	300
Water-power	759	750	783
Oil and natural gas	—	—	—
Subtotal	1 103	1 164	1 245
Other duties and permits
Minig	8	8	9
Forest	36	37	35
Oil and natural gas	1	1	1
Subtotal	45	46	45
TOTAL	1 148	1 210	1 290
Allocation of revenue
General fund	53	28	26
Special funds(1)	259	326	334
Generations Fund	836	856	930

(1)	Includes revenue paid into the Natural Resources Fund (sustainable forest development, mining heritage and mining activity management components).

D.66

APPENDIX 4:	DETAILED CONSOLIDATED FINANCIAL FRAMEWORK

D.67

TABLE D.36

Detailed consolidated financial framework
(millions of dollars)

	2015-2016
	Consolidated Revenue Fund

				Specified
	General	Special	Generations	purpose
	fund	funds	Fund	accounts
Revenue
Personal income tax	21 158	1 174	—	—
Contributions for health services	7 022	699	—	—
Corporate taxes	4 330	192	—	—
School property tax	—	—	—	—
Consumption taxes	17 782	2 436	100	—
Duties and permits	333	2 245	836	—
Miscellaneous revenue	1 400	1 770	397	234
Government enterprises	4 863	—	98	—
Own-source revenue	56 888	8 516	1 431	234
Québec government transfers	—	4 479	—	—
Federal transfers	17 036	450	—	828
Total revenue	73 924	13 445	1 431	1 062
Expenditure
Expenditure	−66 460	−11 379	—	−1 062
Debt service	−8 019	−1 403	—	—
Total expenditure	−74 479	−12 782	—	−1 062
Contingency reserve	−300
SURPLUS (DEFICIT)	−855	663	1 431	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund			−1 431
BUDGETARY BALANCE(3)

(1)	Includes doubtful tax accounts.
(2)	Reclassification of abatements and consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different sectors.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

D.68

2015-2016

		Health and
		social services
Tax-funded	Non-budget-	and education	Consolidation	Consolidated
expenditures(1)	funded bodies	networks	adjustments(2)	results

4 279	—	—	1 860	28 471
—	—	—	−1 226	6 495
1 828	54	—	—	6 404
—	—	2 033	—	2 033
216	120	—	−2 252	18 402
—	425	—	−58	3 781
—	5 752	4 064	−3 833	9 784
—	—	—	—	4 961
6 323	6 351	6 097	−5 509	80 331
—	12 894	33 050	−50 423	—
—	1 067	311	−603	19 089
6 323	20 312	39 458	−56 535	99 420
−6 323	−19 231	−38 687	55 508	−87 634
—	−768	−803	938	−10 055
−6 323	−19 999	−39 490	56 446	−97 689
				−300
—	313	−32	−89	1 431

				−1 431
				—

D.69

TABLE D.37

Detailed consolidated financial framework
(millions of dollars)

	2016-2017
	Consolidated Revenue Fund

				Specified
	General	Special	Generations	purpose
	fund	funds	Fund	accounts
Revenue
Personal income tax	22 261	1 203	—	—
Contributions for health services	7 186	531	—	—
Corporate taxes	4 739	188	—	—
School property tax	—	—	—	—
Consumption taxes	17 777	2 458	500	—
Duties and permits	311	2 219	856	—
Miscellaneous revenue	1 384	2 052	502	168
Government enterprises	4 680	—	170	—
Own-source revenue	58 338	8 651	2 028	168
Québec government transfers	—	4 674	—	—
Federal transfers	18 204	421	—	814
Total revenue	76 542	13 746	2 028	982
Expenditure
Expenditure	−68 238	−12 062	—	−982
Debt service	−8 318	−1 538	—	—
Total expenditure	−76 556	−13 600	—	−982
Contingency reserve	−400
SURPLUS (DEFICIT)	−414	146	2 028	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund			−2 028
BUDGETARY BALANCE(3)

(1)	Includes doubtful tax accounts.
(2)	Reclassification of abatements and consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different sectors.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

D.70

2016-2017

Health and
social services
Tax-funded	Non-budget-	and education	Consolidation	Consolidated
expenditures(1)	funded bodies	networks	adjustments(2)	results

4 384	—	—	1 791	29 639
—	—	—	−1 254	6 463
1 638	—	—	—	6 565
—	—	2 135	—	2 135
243	120	—	−2 192	18 906
—	436	—	−59	3 763
—	6 008	4 108	−4 157	10 065
—	—	—	—	4 850
6 265	6 564	6 243	−5 871	82 386
—	13 012	33 814	−51 500	—
—	1 075	289	−623	20 180
6 265	20 651	40 346	−57 994	102 566
−6 265	−19 752	−39 526	57 105	−89 720
—	−725	−830	993	−10 418
−6 265	−20 477	−40 356	58 098	−100 138
−400
—	174	−10	104	2 028

−2 028
—

D.71

TABLE D.38

Detailed consolidated financial framework
(millions of dollars)

	2017-2018
	Consolidated Revenue Fund

				Specified
	General	Special	Generations	purpose
	fund	funds	Fund	accounts
Revenue
Personal income tax	23 325	1 267	—	—
Contributions for health services	7 242	221	—	—
Corporate taxes	5 017	198	—	—
School property tax	—	—	—	—
Consumption taxes	18 201	2 465	500	—
Duties and permits	311	2 133	930	—
Miscellaneous revenue	1 409	2 260	639	164
Government enterprises	4 531	—	435	—
Own-source revenue	60 036	8 544	2 504	164
Québec government transfers	—	4 652	—	—
Federal transfers	18 893	411	—	698
Total revenue	78 929	13 607	2 504	862
Expenditure
Expenditure	−70 156	−12 001	—	−862
Debt service	−8 283	−1 724	—	—
Total expenditure	−78 439	−13 725	—	−862
Contingency reserve	−400
SURPLUS (DEFICIT)	90	−118	2 504	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund			−2 504
BUDGETARY BALANCE(3)

(1)	Includes doubtful tax accounts.
(2)	Reclassification of abatements and consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different sectors.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

D.72

2017-2018

Health and
social services
Tax-funded	Non-budget-	and education	Consolidation	Consolidated
expenditures(1)	funded bodies	networks	adjustments(2)	results

4 462	—	—	1 722	30 776
—	—	—	−1 268	6 195
1 623	—	—	—	6 838
—	—	2 215	—	2 215
249	121	—	−2 129	19 407
—	449	—	−59	3 764
—	5 861	4 180	−4 108	10 405
—	—	—	—	4 966
6 334	6 431	6 395	−5 842	84 566
—	14 073	34 219	−52 944	—
—	1 087	293	−623	20 759
6 334	21 591	40 907	−59 409	105 325

−6 334	−20 813	−40 016	58 276	−91 906
—	−713	−891	1 096	−10 515
−6 334	−21 526	−40 907	59 372	−102 421
−400
—	65	—	−37	2 504

−2 504
—

D.73